Exhibit 99.1

Innovus Pharma Signs Exclusive License and Distribution Agreement
with Densmore for Zestra(R) for Female Sexual Arousal Disorder
in France and Belgium

San Diego, Calif., May 16, 2017  – Innovus Pharmaceuticals, Inc. ("Innovus Pharma" or the “Company”) (OTCQB Venture Market: INNV), an emerging over-the-counter (“OTC”) consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases, announced today the signing of an exclusive license and distribution agreement with Densmore Pharmaceutical International (“Densmore”), a company based in Monaco for the commercialization of Zestra(R) in France and Belgium.

“We are pleased to expand the commercialization market for Zestra(R) in the European Union to France and Belgium,” said Innovus Pharma CEO, Dr. Bassam Damaj. “Densmore is our 15th distribution partner for our products outside the United States and is very important for us to compete in one of the largest markets in Europe” said Innovus CEO Dr. Bassam Damaj. “This partnership is one more step towards achieving our 2017 corporate goals for revenue and profitability from our international distributors,” continued Dr. Damaj.

“We are excited to commercialize Zestra for the French and the Belgium market as it will fulfill a large unmet medical need. Zestra is a very well-studied project with strong placebo controlled clinical trials and we believe it will provide a strong natural solution for women” said Dr. Philippe Caron, CEO of Densmore and an authority on women’s health products in the French market.

Zestra(R) is currently exclusively partnered with Orimed Pharma, the OTC subsidiary of Jamp Pharma in Canada, DanaLife ApS in select European markets, Sothema Laboratories for the Middle East and North Africa, Elis Pharmaceuticals in Turkey and certain select markets, Oz Biogenics for Myanmar and Vietnam, BioTask in Malaysia and J&H Co. LTD in South Korea, and non-exclusively to PT Resources in Hong Kong and certain select Asian markets.

Zestra(R) is approved in Canada, the 28 countries of the European Union, India, Hong Kong, the United Arab Emirates (“UAE”), United Kingdom and Morocco. Innovus currently generates revenues from the following markets for Zestra(R): Canada, Morocco, certain European countries and Hong Kong in addition to the United States as its biggest market.

About Zestra(R) and FSI/AD

Zestra(R) is a patented blend of natural oils clinically-proven in double-blind placebo-controlled clinical trials in 276 women to increase in a statistical significant manner the arousal, desire and sexual satisfaction in FSI/AD women. To the Company’s knowledge, Zestra(R) is the first NHP product to receive approval for the indication of FSI/AD in Canada. To date, no product has been approved to treat FSI/AD, a persistent or recurring inability to attain or maintain adequate sexual excitement until the completion of a sexual activity. The diagnosis can also refer to an inadequate lubrication-swelling response normally present during arousal and sexual activity causing personal distress. Published papers on the FSI/AD market size estimate it to be equal or larger than the market for erectile dysfunction in males, and possibly larger.

Approximately 43% of women in the United States age 18 to 59, or ~50 million, experience some form of Female Sexual Dysfunction (“FSD”) according to a published study. (Laumann, E.O. et al. Sexual Dysfunction in the United States: Prevalence and Predictors. JAMA, Feb. 10, 1999. vol. 281, No. 6.537-542) and (http://www.indexmundi.com/south_korea/demographics_profile.html). The FSD market in the United States is estimated to be more than $1 billion per year. For more information on Zestra(R) visit www.zestra.com.

About Innovus Pharmaceuticals, Inc.
Headquartered in San Diego, Innovus Pharma is an emerging over-the-counter (“OTC”) consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases. Innovus Pharma delivers innovative and uniquely presented and packaged health solutions through its (a) OTC medicines and consumer and health products, which we market directly, (b) commercial partners to primary care physicians, urologists, gynecologists and therapists, and (c) directly to consumers through our on-line channels, retailers and wholesalers. The Company is dedicated to being a leader in developing and marketing new OTC and branded Abbreviated New Drug Application (“ANDA”) products. The Company is actively pursuing opportunities where existing prescription drugs have recently, or are expected to, change from prescription (or Rx) to OTC.
For more information, go to www.innovuspharma.com, www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.sensumplus.com; www.myandroferti.com; www.fluticare.com; www.beyondhumantestosterone.com; www.getbeyondhuman.com; www.trybeyondhuman.com; www.prostagorx.com

About Densmore Pharmaceutical International
Densmore is based in Monaco and has been in operation since 1946. Its research and development center has about 70 years of expertise in vitamin therapy and micro-nutrition formulas. Since the early 2000's, Densmore has acquired new skills in drugs, medical devices and cosmetics. It received two innovations and research awards for the entire range. In addition to its presence in France, Densmore is exported to many countries in Europe and north Africa. Densmore’s aim is to make available to all, the medical professions and patients, innovative products that combine safety, security and easy to use to meet the health needs and well-being in everyday life. See www.densmore.mc.

Innovus Pharma's Forward-Looking Safe Harbor:
Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, to successfully commercialize Zestra(R) and other products in France, Belgium and in other countries in the European Union, the U.S. and internationally and to achieve its other development, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Contact:
James S. Painter III
Emerging Markets Consulting LLC
321-206-6681
jamespainter@emergingmarketsllc.com